VOTING AGREEMENT AND IRREVOCABLE PROXY

   VOTING AGREEMENT AND IRREVOCABLE PROXY (this "Agreement"), dated as of ___________________, 1996, among ______________________ (the "Shareholder"),
UNION CAMP CORPORATION, a Virginia corporation ("Parent") and NORTH MERGER CORP., a New York corporation ("Merger Sub").

                                  WITNESSETH:

   WHEREAS, simultaneously with the execution of this Agreement, Parent, Merger Sub and The Alling & Cory Company, a New York corporation (the "Company") are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into the Company (the "Merger");

   WHEREAS, the Shareholder owns, of record and beneficially, ________ shares of common stock of the Company (the "Shares", which term shall include for the purposes of this Agreement all other shares of common stock of the Company acquired or otherwise received by the Shareholder on or after the date of this Agreement);

   WHEREAS, in order to induce Parent and Merger Sub to execute the Merger Agreement, the Shareholder has agreed to grant to Merger Sub the proxy and other rights herein provided;

   NOW THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

   1.  Irrevocable Proxy.

       (a) Grant of Proxy. The Shareholder hereby constitutes and appoints James M. Reed and Dirk R. Soutendijk, and each of them, (the "Proxyholders"), each with the power of substitution, as the lawful proxies for the Shareholder to vote all of the Shares which the Shareholder is entitled to vote, for and in the name, place and stead of the Shareholder, at any annual, special or other meeting of the stockholders of the Company and at any adjournment thereof, or pursuant to any consent in lieu of a meeting, at which meeting or in connection with which consent action shall be taken, and such proxy shall be for the sole purpose of acting (i) in favor of the Merger Agreement and the Merger, or an amended Merger Agreement designed to enable Parent or any of its affiliates to acquire the Company with the tax effects set forth in the Merger Agreement and for the consideration set forth in the Merger Agreement or for any greater consideration in respect of all of the outstanding shares of capital stock of the Company, (ii) against any action or agreement that would impede, interfere with or attempt to discourage the Merger, including, but not limited to: (A) any extraordinary corporate transaction (other than the Merger), such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (B) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (C) any change in the management or Board of Directors of the Company, except as otherwise agreed to in writing by Merger Sub; (D) any material change in the present capitalization or dividend policy of the Company; or (E) any other material change in the Company's corporate structure or business, and (iii) in respect of any amendments of the Certificate of Incorporation or By-Laws of the Company required to effect the Merger.

       (b) Irrevocability of Proxy. The proxy granted by the preceding paragraph (a) is coupled with an interest and is therefore not revocable by the Shareholder without the consent of Parent and Merger Sub. Notwithstanding the foregoing, such proxy shall terminate upon the termination of the Agreement.

   2. Representations of the Shareholder. The Shareholder represents and warrants to Parent and Merger Sub that: (i) the Shareholder has the full legal power and authority to execute and deliver this Agreement, and such execution and delivery does not violate or conflict with any other contract, commitment, obligation or other agreement (including without limitation any voting agreement, stockholders agreement or voting trust) to which the Shareholder is a party or by which the Shareholder is bound; (ii) the Shareholder has not previously granted, nor will the Shareholder so grant during the term of this Agreement, any other proxy in respect of the matters set forth in Section 1 above or enter any other agreement with respect to the Shares; (iii) the Shareholder has no intention to sell or otherwise distribute any shares of Parent Stock (as defined in the Merger Agreement) that the Shareholder may receive in connection with the consummation of the Merger; and (iv) this Agreement constitutes the legal, valid and binding obligation of the Shareholder enforceable against the Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by general principles of equity.

   3. Representations of Parent and Merger Sub. Each of Parent and Merger Sub represents and warrants to the Shareholder that: (i) such entity is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery of this Agreement by such entity and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action on the part of such entity; and
(iii) this Agreement constitutes the legal, valid and binding obligation of such entity enforceable against such entity in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors' rights generally or by general principles of equity.

   4. No Dissent. The Shareholder agrees that the Shareholder will not become a Dissenting Shareholder (as such term is defined in the Merger Agreement) with respect to any of the Shares in connection with the Merger.

   5. No Sale Period. The Shareholder hereby covenants with Parent and Merger Sub that the Shareholder will not offer to sell, assign, transfer or otherwise dispose of any of the Parent Stock received in exchange for the Shares pursuant to the Merger Agreement for a period of one year commencing at the Effective Time (as defined in the Merger Agreement) unless the Shareholder first obtains a ruling from the Internal Revenue Service or an opinion of Underberg & Kessler or other nationally or regionally recognized tax counsel acceptable to Parent, to the effect that such sale, exchange or other disposition will not adversely affect the status of the Merger as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

   6. No Inconsistent Actions. (a) During the term of this Agreement the Shareholder shall not transfer, by sale, gift or otherwise, or encumber in any manner, any of the Shares.

       (b) During the term of this Agreement, the Shareholder shall not, directly or indirectly, take (or authorize or permit any of Shareholder's employees, representatives, attorneys, or other agents or affiliates, to so take) any action, solely as a shareholder of the Company, to (i) solicit or initiate the submission of any Acquisition Proposal, or (ii) participate in any way in discussions or negotiations with, or, furnish any information to, any person (other than Parent or Merger Sub) in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not in any respect restrict or affect the Shareholder's right, duty or ability to act as a director or officer of the Company.

   For purposes hereof, "Acquisition Proposal" shall mean any proposed merger or other business combination, sale or other disposition of any material amount of assets, sale of shares of capital stock, tender offer or exchange offer or similar transactions involving the Company or any subsidiary of the Company.

       (c) In addition to the obligations of Shareholder set forth in paragraph (b), in the event that (i) any person or entity requests any information from Shareholder, solely as a shareholder of the Company, in respect of the Company or approaches Shareholder, solely as a shareholder of the Company, with respect to any Acquisition Proposal in respect of the Company or any proposal with respect to any Acquisition Proposal in respect of the Company and (ii) such request or approach is not simultaneously directed to the Company or any member of its Board of Directors, Shareholder shall promptly advise Parent of any such request for information or of any such Acquisition Proposal, or any such proposal with respect to any Acquisition Proposal, the material terms and conditions of such request or takeover proposal, and the identity of the person or entity making any such takeover proposal or inquiry. Shareholder, solely as a shareholder of the Company, will use its best efforts to keep Parent informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry; provided, however, that the foregoing shall not in any respect restrict or affect the Shareholder's right, duty or ability to act as a director or officer of the Company.

   7. Approval of Merger. The Shareholder agrees that, if requested by the Proxyholders, the Shareholder will vote or cause to be voted all the Shares in favor of the Merger and the Merger Agreement (and the documents and transactions related thereto) at any meeting of the shareholders of the Company held for the purpose of approving the Merger Agreement and the Merger.

   8. Further Assurances and Adjustments. The Shareholder shall, upon the reasonable request of Parent or Merger Sub, execute and deliver any additional documents necessary or desirable to effect any of the terms and provisions of this Agreement. If at any time the Shares are changed into a different number of Shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of Shares or readjustment of the Company's capital stock or if a stock dividend thereon is declared with a record date prior to the termination of this Agreement, then the number of Shares subject to the proxy granted hereby and the voting rights to be exercised upon exercise thereof shall be appropriately adjusted.

   9. Specific Performance. The parties hereto agree that if for any reason the Shareholder failed to perform any of the Shareholder's obligations under this Agreement, Parent and Merger Sub would be damaged and that money damages would not constitute an adequate remedy. Accordingly, Parent and Merger Sub shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of such obligations by the Shareholder. This provision is without prejudice to any other rights Parent or Merger Sub may have against the Shareholder for failure to perform any of the Shareholder's obligations under this Agreement.

   10. Term. This Agreement shall commence on the date hereof and shall end on the earlier of (i) the termination of Merger Agreement in accordance with its terms and (ii) the Effective Time (as defined in the Merger Agreement), except that, if the Effective Time occurs, the obligations under
Section 5 hereof shall terminate on the first anniversary of the Effective
Time.

   11. Binding Agreement. All authority and rights herein conferred or agreed to be conferred by the Shareholder shall survive the death or incapacity of the Shareholder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns. Merger Sub may, without the consent of the Shareholder, assign its rights hereunder to Parent or to any wholly-owned subsidiary of Parent, provided that any such assignment shall not affect the obligations of Merger Sub or Parent hereunder.

   12. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be hand delivered, delivered by courier with receipt acknowledged or mailed first class, registered with postage prepaid, as follows:

       If to Parent or Merger Sub, to:

              Union Camp Corporation
              1600 Valley Road
              Wayne, New Jersey 07470
              Attention:   Dirk R. Soutendijk, Esq.

       With a copy to:

              White & Case
              1155 Avenue of the Americas
              New York, New York 10036
              Attention:   Kevin Keogh, Esq.

       If to the Shareholder, to:

              _______________________________
              _______________________________
              _______________________________
              _______________________________

       With a copy to:

              Underberg & Kessler LLP
              1800 Chase Square
              Rochester, New York 14604

              Attention:   Alan J. Underberg, Esq.

   13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed entirely within said state.

   14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

   15. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby, unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

   16. Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by Parent, Merger Sub and the Shareholder.

   IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this Agreement to be executed by its officer thereunto duly authorized and the Shareholder has duly executed this Agreement, all as of the day and year first written above.



                     UNION CAMP CORPORATION


                     _______________________________
                     Name:
                     Title:


                     NORTH MERGER CORP.


                     _______________________________
                     Name:
                     Title:


                     _______________________________
                     [Shareholder]